Exhibit 10.14

Summary of Compensation Arrangements for Named Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Organization & Compensation Committee of the Board reviews and determines the salaries that are paid to the Company’s executive officers. Salaries are intended to be competitive and reflect factors such as individual performance, level of responsibility, and prior experience. The following are the annual base salaries for fiscal 2006 for the Company’s fiscal 2005 Chief Executive Officers and other four most highly compensated executive officers for fiscal 2005 (“Named Executive Officers”), including Dale R. Olseth, the Company’s former Chief Executive Officer.

Named Executive Officer	Base Salary
Dale R. Olseth[1]	$175,000
Bruce J Barclay[2]	$325,000
Philip D. Ankeny	$193,209
Steven J. Keough	$207,504
David S. Wood	$214,200
Lise W. Duran	$139,920

In addition, the Named Executive Officers are eligible to receive cash bonuses, stock options and other awards under the Company’s FY 2006 SurModics Bonus Plan and its 2003 Equity Incentive Plan. The FY 2006 SurModics Bonus Plan and the 2003 Equity Incentive Plan, including the form of options and awards under such Plan, are exhibits to this Form 10-K. A description of certain former stock plans, other benefit plans generally available to all Company employees, including the Named Executive Officers, and the compensation philosophy of the Organization & Compensation Committee are set forth in the Company’s Proxy Statement filed with the SEC on December 15, 2004, which description is incorporated herein by reference.

1 Mr. Olseth retired as the Chief Executive Officer of the Company effective July 1, 2005. Mr. Olseth continues to serve as an employee of the Company and remain on its Board of Directors as Executive Chairman

2 Mr. Barclay was appointed as the Chief Executive Officer of the Company efffective July 1, 2005.